EXHIBIT 24.1

                   Consent of Independent Auditors

The Board of Directors and Stockholders
Orange-co, Inc. and Subsidiaries

We consent to incorporation by reference in the registration statement (No. 33-17386) on Form S-8 of Orange-co, Inc. and subsidiaries of our report dated December 4, 1998 relating to the consolidated balance sheet of Orange-co Inc. and subsidiaries as of September 30, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for the year then ended, which report appears in the September 30, 1998 annual report on Form 10-K of Orange-co, Inc. and subsidiaries.


/s/KPMG Peat Marwick LLP
   KPMG Peat Marwick LLP


Orlando, Florida
December 4, 1998

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